NS Group, Inc.                                      December 31, 2001 Form 10-K

                                                                   Exhibit 4.19

                    MARCH, 2002 AMENDMENT TO CREDIT AGREEMENT


         THIS MARCH, 2002 AMENDMENT TO CREDIT AGREEMENT (the "Amendment") is made and entered into as of March 15, 2002, by and among (i) NS Group, Inc., a Kentucky corporation (the "Company"), (ii) the several financial institutions from time to time party to the Credit Agreement (as defined below) (collectively, the "Banks"), and (iii) Bank of America, N.A., f/k/a Bank of America National Trust and Savings Association, as agent for the Banks (the "Agent"). Newport Steel Corporation, a Kentucky corporation ("Newport"), Koppel Steel Corporation, a Pennsylvania corporation ("Koppel"), and Erlanger Tubular Corporation, an Oklahoma corporation ("Erlanger") (Newport, Koppel and Erlanger are collectively referred to herein as the "Guarantors"), join in this Amendment for purposes of Section 10 herein.

                                    RECITALS

         A. The Company, the Banks and the Agent entered into that certain Credit Agreement dated as of July 31, 1998, as amended pursuant to that certain March, 1999 Amendment to Credit Agreement dated as of March 25, 1999 and that certain October, 2000 Amendment to Credit Agreement dated as of October 10, 2000 (collectively, the "Credit Agreement"), pursuant to which, among other things, the Banks agreed to make available to the Company loans not to exceed in the aggregate Fifty Million Dollars ($50,000,000).

         B. The parties desire to amend the Credit Agreement in the manner set forth herein in order to, among other things, reduce the Banks' combined Commitments from $50,000,000 in the aggregate to $25,000,000 in the aggregate, revise the amount of certain margins, fees and rates payable by the Company thereunder and revise the Termination Date applicable thereto.

         C. In connection with the foregoing, the Company has now requested, and the Banks and the Agent have agreed, to certain amendments to the Credit Agreement, subject to the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Amendment and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Definitions. Each capitalized term used herein, unless otherwise expressly defined herein, shall have the meaning ascribed thereto in the Credit Agreement.

         2. Amendments to Credit Agreement.

                  (a) The definition of "Applicable Margin" contained in Section
1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                                    "'Applicable Margin' means: (A) on any date
                           before February 15, 2002, the percentage per annum specified below opposite the Pricing Ratio (which shall be calculated as of the end of the immediately preceding fiscal quarter for the four fiscal quarters ended on such date):

====================================================================================================================
If the Pricing Ratio is                      Applicable Margin with respect to    Applicable Margin with respect to
                                             Base Rate Loans                      Offshore Rate Loans
--------------------------------------------------------------------------------------------------------------------
            Greater than 2.50                              0.25%                                 0.875%
--------------------------------------------------------------------------------------------------------------------
    Greater than 2.00 and Less than 2.50                   0.125%                                0.75%
--------------------------------------------------------------------------------------------------------------------
    Greater than 1.50 and Less than 2.00                   0.00%                                 0.625%
--------------------------------------------------------------------------------------------------------------------
    Greater than 1.00 and Less than 1.50                   0.00%                                 0.50%
--------------------------------------------------------------------------------------------------------------------
            Less than 1.00                                 0.00%                                 0.375%
====================================================================================================================

                           The Applicable Margin shall be determined as of the end of each fiscal quarter and shall be effective on the date that falls 45 days after the end of such fiscal quarter; and (B) from and after February 15, 2002, (i) 1.25% per annum with respect to Base Rate Loans, and (ii) 1.75% per annum with respect to Offshore Rate Loans."

                  (b) The definition of "Guaranty" contained in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                                    "`Guaranty' means an amended and restated
                           guaranty, dated as of March 15, 2002, executed by the Guarantors for the benefit of the Agent, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time."

                  (c) The definition of "Note" contained in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                                    "'Note' means an amended and restated
                           promissory note executed by the Company in favor of the Bank pursuant to Section 2.02(b), in substantially the form of Exhibit F, as the same may be amended, modified or supplemented from time to time."

                  (d) The definition of "Termination Date" contained in Section
1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                                    "`Termination Date' means the earlier to
                           occur of:

                                            (a) December 31, 2002; or

                                            (b) the date on which the
                           Commitments terminate in accordance with provisions of this Agreement."

                  (e) Section 2.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                                    "2.01 Amounts and Terms of Commitments. Each
                           Bank severally agrees, on the terms and conditions set forth herein, to (i) make loans to the Company (each such loan, a `Loan') from time to time on any Business Day during the period from the Closing Date to the Termination Date, and (ii) purchase from the Agent a participation in the Letters of Credit and make Disbursements in accordance with this Article II, in an aggregate amount not to exceed at any time outstanding, the amount set forth on Schedule 2.01 (such amount as the same may be reduced under Section
                           2.05 or as a result of one or more assignments under
                           Section 10.08, the Bank's `Commitment'); provided, however, that, after giving effect to any Borrowing of Loans or issuance of any Letter of Credit, the aggregate principal amount of all outstanding Loans plus the then aggregate amount of all Letter of Credit Outstandings shall not at any time exceed the combined Commitments; provided, however, that the Agent shall not be required to issue any Letter of Credit if, after giving effect thereto, the Letter of Credit Outstandings would exceed $5,000,000. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under
                           Section 2.06 and reborrow under this Section 2.01. Subject to the terms hereof, the Company may from time to time request the issuance of Letters of Credit, allow Letters of Credit to expire undrawn or, if drawn upon, repay Reimbursement Obligations relative thereto and request the issuance of new Letters of Credit."

                  (f) Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                                    "2.10  Fees.

                                            (a) Closing Fee. On the Closing
                           Date, the Company shall pay to the Agent for the account of each Bank a closing fee in the amount of $10,000.

                                            (b) Agency Fee. The Company shall
                           pay an annual agency fee to the Agent for the Agent's own account in the amount of $10,000 in the event that any one or more financial institutions other than BofA becomes a `Bank' for purposes of this Agreement as of the Closing Date or pursuant to
                           Section 10.08. Such agency fee shall be due and payable on the date the first such other financial institution becomes a `Bank' for purposes of this Agreement and on each anniversary date thereof while there remains one or more `Banks' other than BofA through the Termination Date.

                                            (c) Commitment Fees. The Company
                           shall pay to the Agent for the account of each Bank a commitment fee equal to the Non-Use Fee Rate multiplied by the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent. For purposes of calculating the "unused portion" of each Bank's Commitment pursuant to this Section 2.10, Letter of Credit Outstandings shall be included as a usage of the Commitment. From and after February 15, 2002, the 'Non-Use Fee Rate' means 0.375% per annum.

                           Such commitment fee shall accrue at all times through the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on September 30, 1998, through the Termination Date (each a 'Quarterly Payment Date'), with the final payment to be made on the Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.05 or Section 2.07, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination. The commitment fees provided in this subsection shall accrue at all times, including at any time during which one or more conditions in Article IV are not met."

                  (g) Section 2.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                                    "2.14 Letter of Credit Issuance Request. By
                           delivering an Issuance Request to the Agent at or before 10:00 a.m., Chicago time, on any Business Day, the Company may request, prior to the Termination Date, on not less than two Business Days' notice (or such lesser number of Business Days' notice as the Agent may consent to in its sole discretion), that Agent issue, on any such Business Day on or after the Closing Date (if such date is prior to the Termination Date), an irrevocable letter of credit in such form as may be requested by the Company and reasonably approved by the Company (a 'Letter of Credit`), solely as required by the Company in the ordinary course of business. The Company shall deliver each Issuance Request to the Agent by either
                           (1) delivering or telecopying to the Agent an Issuance Request or (2) giving telephonic notice thereof to the Agent, in each case at or before 10:00 a.m., Chicago time, and, in the case of any such telephonic notice, promptly confirming such notice by delivering or telecopying an Issuance Request therefor, signed by a Responsible Officer of the Company, to the Agent, on any Business Day. Each Letter of Credit shall by its terms:

                                            (i) be issued in a Stated Amount
                                  which, when added to the then aggregate amount of Letter of Credit Outstandings, would not exceed $5,000,000; and

                                            (ii) be stated to expire on a date
                                  no later than the earlier of

                                                     (A) 30 days prior to the
                                            Termination Date, and

                                                     (B) the first anniversary
                                            of the date of issuance of such
                                            Letter of Credit."

                  (h) Schedule 2.01 to the Credit Agreement is hereby amended and replaced in its entirety by Schedule 2.01 to this Amendment, which is attached hereto and made a part hereof.

                  (i) Exhibit F to the Credit Agreement is hereby amended and replaced in its entirety by Exhibit F to this Amendment, which is attached hereto and made a part hereof.

         3. Conditions Precedent. The Banks' obligations under this Amendment shall be subject to the satisfaction of the following conditions precedent:

                  (a) The Company and the Guarantors shall have duly executed and delivered to the Bank this Amendment and such other certificates, authorizations, consents, documents, instruments and/or agreements as the Banks and the Agent, in their sole discretion, may require.

                  (b) The Company shall have duly executed and delivered to the Bank an Amended and Restated Master Note in substantially the form attached hereto as Exhibit F.

                  (c) The Guarantors shall have duly executed and delivered to the Bank an Amended and Restated Guaranty in substantially the form attached hereto as Exhibit G.

                  (d) The Banks shall have received, with respect to the Company and the Guarantors, in form and substance satisfactory to the Banks, evidence that the transactions contemplated hereby have been duly authorized by all necessary corporate action.

                  (e) The Agent and the Banks shall have received opinions of counsel to the Company and the Guarantors, in form and substance satisfactory to the Agent and the Banks.

                  (f) All proceedings taken in connection with the transactions contemplated by this Amendment shall be satisfactory to the Banks, the Agent and their counsel.

         4. Representations and Warranties. To induce the Banks and the Agent to enter into this Amendment, the Company represents, warrants and acknowledges the following:

                  (a) Each of the representations and warranties given by the Company in the Credit Agreement and the Loan Documents are true and correct in all material respects on the date hereof, with the same force and effect as though made on and as of the date hereof.

                  (b) No material adverse change has occurred in the condition of the Company or the Guarantors, financial or otherwise, or their respective earnings, affairs or business prospects, since the date of the most recent financial statements delivered to the Banks.

                  (c) No Default or Event of Default exists under the Credit Agreement or any of the Loan Documents, and no such Default or Event of Default shall exist after giving effect to the transactions contemplated by this Amendment.

                  (d) The Company has the power to enter into and perform this Amendment. The making and performance of this Amendment by the Company has been duly authorized by all necessary corporate action and will not violate any provision of law or the Company's articles of incorporation or bylaws, or result in the breach of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it or its properties may be bound or affected, or result in the creation of any lien, charge or encumbrance, approval, authorization, declaration, exemption or other action by, or require notice to any Governmental Authority or any other person or entity in connection with the execution, delivery, performance, validity or enforcement of this Amendment or any other agreement, instrument or document to be executed and delivered pursuant hereto.

         5. Costs and Expenses. The Company shall pay on demand all of the out-of-pocket costs and expenses of the Banks and the Agent in connection with the preparation, execution, delivery, administration, enforcement or protection of the rights of the Banks and the Agent under this Amendment and the other Loan Documents.

         6. No Change Not Explicitly Made. Except as expressly amended by this Amendment, the Credit Agreement is and shall be unchanged, and all of the terms, provisions, covenants, agreements, conditions, schedules and exhibits thereof or thereto shall remain and continue in full force and effect and are hereby incorporated by reference, and hereby ratified, reaffirmed and confirmed by the Company, the Banks and the Agent in all respects on and as of the date of this Amendment. The Company acknowledges and agrees that the Loan Documents and all liens, security interests and pledges granted to the Banks and the Agent prior to the date hereof, including without limitation, all liens, security interests and pledges granted to the Agent pursuant to the Security Agreement, shall remain in full force and effect, are first priority liens, security interests and pledges, shall not be diminished, impaired or released as a result hereof, and shall secure all obligations arising under the Credit Agreement, this Amendment and the other Loan Documents and all instruments and agreements executed in connection herewith.

         7. Binding Effect. This Amendment shall be binding on the successors and assigns of the respective parties.

         8. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9. Governing Law. This Amendment shall be governed by the laws of the State of Illinois.

         10. Consent and Reaffirmation of Guarantors.

                  (a) Each of the Guarantors hereby acknowledges that it has reviewed and understands the terms and provisions of this Amendment, consents to this Amendment and ratifies, reaffirms, confirms and restates its obligations under the Guaranty, as amended and restated in connection with this Amendment.

                  (b) To induce the Banks and the Agent to enter into this Amendment, each of the Guarantors represents and warrants that (i) it has the power to enter into and perform this Amendment; (ii) the making and performance of this Amendment by the Guarantor has been duly authorized by all necessary corporate action and will not violate any provision of law or such Guarantor's articles or certificate of incorporation or bylaws, or result in the breach of, or constitute a default under, any agreement or instrument to which such Guarantor is a party or by which it or its properties may be bound or affected, or result in the creation of any lien, charge or encumbrance, approval, authorization, declaration, exemption or other action by, or require notice to any Governmental Authority or any other person or entity in connection with the execution, delivery, performance, validity or enforcement of this Amendment or any other agreement, instrument or document to be executed and delivered pursuant hereto.

                         [THE REMAINDER OF THIS PAGE IS
                            INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                    NS GROUP, INC.


                                    By:   /s/  Thomas J. Depenbrock
                                          -------------------------------------

                                    Title: Vice President & Treasurer
                                           ------------------------------------



                                    BANK OF AMERICA, N.A., f/k/a Bank of
                                    America National Trust and Savings
                                    Association, as Agent


                                    By: /s/ David A. Johanson
                                        ---------------------------------------
                                    Title: Vice President
                                           ------------------------------------


                                    BANK OF AMERICA, N.A., f/k/a Bank
                                    of America National Trust and Savings
                                    Association, as a Bank


                                    By: /s/ Chris Buckner
                                        ---------------------------------------
                                    Title: Vice President
                                           ------------------------------------


                                    NEWPORT STEEL CORPORATION


                                    By:   /s/  Thomas J. Depenbrock
                                          -------------------------------------

                                    Title: Secretary & Treasurer
                                           ------------------------------------

                                    KOPPEL STEEL CORPORATION


                                    By:   /s/  Thomas J. Depenbrock
                                          -------------------------------------

                                    Title: Secretary & Treasurer
                                           ------------------------------------



                                    ERLANGER TUBULAR CORPORATION


                                    By:   /s/  Thomas J. Depenbrock
                                          -------------------------------------

                                    Title: Secretary & Treasurer
                                           ------------------------------------

                                    SCHEDULES


         Schedule 2.01                      Commitments and Pro Rata Shares


                                    EXHIBITS




         Exhibits A through E               [Reserved]

         Exhibit F                          Note

         Exhibit G                          Guaranty

                                  SCHEDULE 2.01

                                   COMMITMENTS
                               AND PRO RATA SHARES


                 Bank                Commitment          Pro Rata Share
                 ----                ----------          --------------
         Bank of America, N.A.       $25,000,000              100%

NS Group, Inc.                                      December 31, 2001 Form 10-K

                                                                   Exhibit 4.19


                                                                      EXHIBIT F

                        AMENDED AND RESTATED MASTER NOTE

                                                                 March 15, 2002
                                                              Chicago, Illinois

         FOR VALUE RECEIVED, the undersigned ("Borrower") promises to pay, in lawful money of the United States of America and immediately available funds, to the order of Bank of America, N.A., f/k/a Bank of America National Trust and Savings Association and or other affiliates or subsidiaries thereof ("Bank") at its principal office located at 231 South LaSalle Street, Chicago, Illinois 60697, or such other place as the holder may from time to time designate, the aggregate unpaid principal amount of all advances made by Bank from time to time from and after the date hereof in its sole discretion to or for the benefit of Borrower under this Note (each, an "Advance"), on the maturity dates (each, a "Maturity Date") as may be offered by Bank and accepted by Borrower with respect to such Advances (which acceptance shall in any event be deemed to occur upon receipt by Borrower of the proceeds of any Advance), together with interest accrued thereon, on the applicable Maturity Date and on such other interest payment dates and at such rates as may be so offered and accepted. No Advance shall be made under this note if, as a result, the total principal amount outstanding under this note would exceed Twenty-Five Million U.S. Dollars ($25,000,000). Any amount not paid within five business days after the date due (whether at maturity, by acceleration or otherwise) shall bear interest from such due date until the date paid at the rate of interest set forth in subsections 2.09(c) and (d) of the Credit Agreement (as defined below). Unless otherwise agreed by Bank, no Advances will be made hereunder after December 31, 2002.

         The loan account records maintained by Bank shall at any time be conclusive evidence as to the amount of any Advance, and its Maturity Date, interest rate, interest payment dates and outstanding amount at such time, absent manifest error. All interest will be calculated on the basis of a 360-day year, actual days elapsed. If any payment of principal or of interest on this Note shall become due on a day other than a business day, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing the amount of interest due and payable. For purposes hereof, "business day" means any day other than a Saturday, Sunday or other day on which commercial banks in Cincinnati, New York City or San Francisco are authorized or required by law to close.

         Any of the following shall constitute an "Event of Default" hereunder:

         (a) Borrower shall fail to pay in full the amount of any Advance, together with all accrued interest, on the applicable Maturity Date, or any accrued interest within five (5) days of any applicable interest payment date; or


         (b) the occurrence of an Event of Default under and as defined in the Credit Agreement (as defined below).

         The occurrence of an Event of Default under this Note shall have the same effect as the occurrence of an Event of Default under the Credit Agreement, and upon the occurrence of an Event of Default under this Note the Bank shall have all of the remedies available upon the occurrence of an Event of Default under the Credit Agreement. As used herein, the term "Credit Agreement" shall mean that certain Credit Agreement dated as of July 31, 1998, among Borrower, the other financial institutions party thereto and Bank of America, N.A. f/k/a Bank of America National Trust and Savings Association, as agent, as amended, and as the same may be amended, restated, modified, renewed, supplemented or extended from time to time.

         The request of Borrower for any Advance and the receipt by Borrower of the proceeds thereof shall be deemed a representation by Borrower as of each such date that no Event of Default has occurred and that Borrower is duly authorized to incur such indebtedness hereunder. Borrower acknowledges that it may, for its convenience, request Bank to make Advances from time to time on the basis of telephonic or written requests. Borrower assumes all risks regarding the validity, authenticity, due authorization and correct interpretation of any such request purported to be made by or on behalf of Borrower and agrees that its obligations hereunder shall not be affected in any way by Bank's failure to receive or provide written confirmation of any such request or of the terms of any offer or acceptance relating to any Advance. Borrower hereby authorizes Bank to charge any deposit account of Borrower now or hereafter maintained with Bank for amounts due hereunder.

         Borrower shall pay holder upon demand for all costs, expenses and attorneys' fees (including allocated costs of internal counsel) incurred in connection with the enforcement or attempted enforcement of this Note.

         At any time and from time to time, but subject to the provisions of the Credit Agreement, the holder may assign or otherwise transfer, in whole or in part, to any person (an "Assignee") this Note or any Advance, or may sell a participation therein to any person. Borrower agrees not to assert against any Assignee any claim or defense which Borrower may have against Bank.

         This Note is issued pursuant to the March, 2002 Amendment to Credit Agreement of even date herewith and is given in amendment of and in substitution for that certain Master Note dated July 31, 1998 (the "Prior Note") to evidence the Borrower's continuing indebtedness thereunder, and to reflect the amended terms agreed upon with respect to the Borrower's indebtedness to the Bank. The execution and delivery of this Note does not constitute, and shall not be construed as constituting, payment or discharge of the outstanding obligation to pay amounts evidenced by the Prior Note, or as releasing any security therefor, and shall not constitute a novation of the Prior Note.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS. No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right. If any provision of this Note shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof.

                                     NS GROUP, INC.


                                     By:
                                        --------------------------------------

                                     Printed Name:
                                                  ----------------------------

                                     Title:
                                           -----------------------------------

NS Group, Inc.                                      December 31, 2001 Form 10-K

                                                                   Exhibit 4.19

                                                                      EXHIBIT G

                          AMENDED AND RESTATED GUARANTY


         THIS AMENDED AND RESTATED GUARANTY (this "Guaranty") is entered into as of March 15, 2002, by Newport Steel Corporation, a Kentucky corporation, Koppel Steel Corporation, a Pennsylvania corporation, and Erlanger Tubular Corporation, an Oklahoma corporation (each, individually, a "Guarantor" and collectively, the "Guarantors"), in favor of Bank of America, N.A., f/k/a Bank of America National Trust and Savings Association, a national banking association, as agent for the Banks and its successors as agent for the Banks (in such capacity, and together with its successors as agent for the Banks, the "Agent").

                                    Recitals

                  A. NS Group, Inc., a Kentucky corporation (the "Company"), the several financial institutions from time to time party thereto (the "Banks") and Bank of America, N.A., f/k/a Bank of America National Trust and Savings Association, as agent for the Banks, entered into a Credit Agreement dated as of July 31, 1998, as amended pursuant to that certain March, 1999 Amendment to Credit Agreement dated as of March 25, 1999, that certain October, 2000 Amendment to Credit Agreement dated as of October 10, 2000 and that certain March, 2002, Amendment to Credit Agreement of even date herewith. The Credit Agreement, as amended and as now in effect or hereafter extended, renewed, modified, supplemented, amended, or restated, is hereinafter called the "Credit Agreement".

                  B. The Banks are willing to make certain Loans to the Company as provided in the Credit Agreement on the condition (among others) that each of the Guarantors enter into this Guaranty.

                  C. Each Guarantor, as a wholly-owned Subsidiary of the Company, will derive substantial and direct benefits (which benefits are hereby acknowledged by the Guarantors) from the Loans and other benefits to be provided to the Company under the Credit Agreement.

                  D. In order to induce the Banks to make such Loans available to the Company as provided in the Credit Agreement and for other valuable consideration, each of the Guarantors issues this Guaranty to the Agent for its benefit and for the ratable benefit of the Banks.

         1. Definitions. Unless otherwise defined herein, capitalized terms used in this Guaranty have the meanings given to them from time to time in the Credit Agreement.

         2. Guaranty.

                  2.1 Guaranty.

                           (a) Each Guarantor hereby irrevocably, absolutely and
unconditionally guarantees to Agent, its successors and assigns, for its benefit and for the ratable benefit of the Banks, the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all of the Obligations, including Obligations in respect of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or the operation of Sections 502(b) and 506(b) of the Bankruptcy Code. This Guaranty constitutes a guaranty of payment and performance when due and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that each Bank exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Company (or any other Person) before or as a condition to the obligations of the Guarantors hereunder. Each Bank may permit the indebtedness of the Company to such Bank to include indebtedness other than the Obligations, and may apply any amounts received from any source, other than from the Guarantors, to that portion of the Company's indebtedness to such Bank which is not a part of the Obligations.

                           (b) It is understood that although the amount of the
Obligations guaranteed hereby is not limited, if in any action or proceeding involving any state, federal or foreign bankruptcy, insolvency or other law affecting the rights of creditors generally, this Guaranty would be held or determined to be void, invalid or unenforceable against any Guarantor on account of the amount of its aggregate liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the aggregate amount of such Guarantor's liability hereunder shall, without any further action of the Agent, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

                           (c) Notwithstanding anything contained in this
Guaranty, if in any action or proceeding involving any state, federal or foreign bankruptcy, insolvency or other law affecting the rights of creditors generally, it is determined that the laws of the Commonwealth of Kentucky shall apply to this Guaranty then the following shall apply:

                                  (i) The maximum aggregate principal amount of
this Guaranty shall not exceed $25,000,000 ("Maximum Aggregate Liability"), plus interest on the Obligations accruing from the date of and pursuant to the instrument(s) creating or evidencing the Obligations, or if there are no such instruments, from the date the Obligations were incurred until the Obligations have been repaid or otherwise satisfied in full to the Banks (the "Interest"), plus all reasonable attorneys' fees and costs and expenses incurred by the Agent and the Banks in collecting or attempting to collect the Obligations or incurred in attempting to enforce this Guaranty (the "Costs"). The Maximum Aggregate Liability does not include Interest and Costs and shall be in addition to the Maximum Aggregate Liability of any Guarantor to the Agent or the Banks under any other guaranty of any of the Guarantors heretofore or hereafter given; and

                                  (ii) With respect to the Obligations, this
Guaranty shall terminate on January 1, 2005 (the "Limitation Date"). The words terminate and termination in the preceding sentence shall be given the same use and effect as set forth in KRS 371.065, as amended and effective in July, 1990, and shall hereinafter be referred to as the "Limitation." The Limitation of this Guaranty shall not affect in any manner the Obligations created or incurred on or prior to and existing on the Limitation Date and shall not affect any renewals, extensions, modifications or revivals of, Interest accruing on, or Costs incurred with respect to, the Obligations on or after the Limitation Date. The sole effect of the Limitation of this Guaranty shall be to exclude from the Obligations all liabilities and Obligations arising out of additional loans, advances, discounts, or credit extensions made by the Banks to the Company after the Limitation Date which are not renewals, extensions, modifications or revivals of the Obligations.

                  2.2 Obligations Independent. The obligations hereunder are independent of the obligations of the Company, and a separate action or actions may be brought and prosecuted against each of the Guarantors whether action is brought against the Company or whether the Company be joined in any such action or actions.

                  2.3 Authorization of Renewals, Etc. Each Guarantor authorizes the Agent and the Banks, without notice or demand and without affecting its liability hereunder, from time to time:

                           (a) to renew, compromise, extend, accelerate or
otherwise change the time for payment, or otherwise change the terms, of the Obligations, including increase or decrease of the rate of interest thereon, or otherwise change the terms of the Credit Agreement or any other Loan Document;

                           (b) to receive and hold security for the payment of
this Guaranty or the Obligations and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security;

                           (c) to apply such security and direct the order or
manner of sale thereof as the Agent in its discretion may determine; and

                           (d) to release or substitute any one or more of any
endorsers or guarantors of the Obligations, including, without limitation, the Guarantors.

Each Guarantor further agrees that the performance or occurrence of any of the acts or events described in clauses (a), (b), (c) and (d) above with respect to indebtedness or other obligations of the Company, other than the Obligations, to the Banks, shall not affect the liability of any of the Guarantors hereunder.

                  2.4 Waiver of Certain Rights. Each Guarantor waives any right to require the Agent:

                           (a) to proceed against the Company or any other
Person,

            (b) to proceed against or exhaust any security for the Obligations or any other indebtedness of the Company to the Banks; or

            (c)      to pursue any other remedy in the Agent's power whatsoever.

                  2.5 Waiver of Certain Defenses. Each Guarantor waives any defense arising by reason of any disability or other defense of the Company, or the cessation from any cause whatsoever of the liability of the Company, whether consensual or arising by operation of law or any bankruptcy, insolvency or debtor relief proceeding, or from any other cause, or any claim that any of the Guarantors' obligations exceed or are more burdensome than those of the Company. Each Guarantor waives any defense arising by reason of any statute of limitations affecting the liability of the Company. Each Guarantor waives all rights and defenses arising out of an election of remedies by the Agent, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Guarantors' rights of subrogation and reimbursement against the Company by operation of state law, and all rights or defenses the Guarantors may have by reason of protection afforded to the Company with respect to the Obligations pursuant to state antideficiency laws or other laws limiting or discharging the Obligations. Each Guarantor waives any of, and any right to participate in, any security or other guaranty now or hereafter held by the Agent or the Banks securing the Obligations.

                  2.6 Waiver of Presentments, Etc. Each Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional Obligations or any other indebtedness of the Company to the Banks.

                  2.7 Information Relating to Company. Each Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from the Company such information concerning the Company's financial condition or business operations as such Guarantor may require, and that neither the Agent nor the Banks has any duty at any time to disclose to such Guarantor any information relating to the business operations or financial condition of the Company.

                  2.8 Right of Setoff. In addition to any rights and remedies of the Agent and the Banks provided by law, if any Guarantor has failed to make any payment due hereunder upon demand, each of the Banks is authorized at any time and from time to time, without prior notice to such Guarantor, any such notice being waived by such Guarantor to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of such Guarantor against any and all obligations of such Guarantor now or hereafter existing under this Guaranty or any other Loan Document, irrespective of whether or not the Agent or the Banks shall have made demand under this Guaranty or any other Loan Document and although such obligations may be contingent or unmatured. The rights of the Banks under this Section 2.8 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have.

                  2.9 Subordination. Any obligations of the Company to the Guarantors, now or hereafter existing, including, but not limited to, obligations to the Guarantors as subrogees of the Banks or resulting from the Guarantors' performance under this Guaranty, are hereby fully subordinated in time and priority of payment to the Obligations.

                  2.10 Reinstatement of Guaranty. If any payment or transfer of any interest in property by the Company to the Agent or the Banks in fulfillment of any Obligation is rescinded or must at any time (including after the return or cancellation of this Guaranty) be returned, in whole or in part, by the Agent or the Banks to the Company or any other Person, upon the insolvency, bankruptcy or reorganization of the Company or otherwise, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior return or cancellation.

                  2.11 Powers. It is not necessary for the Agent or the Banks to inquire into the powers of the Company or of the officers, directors, or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

                  2.12 Taxes.

                           (a) Any and all payments by each Guarantor to the
Agent under this Guaranty shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Guarantors shall pay all Other Taxes.

                           (b) If any of the Guarantors shall be required by law
to deduct or withhold any Taxes, Other Taxes or Further Taxes (each, as defined in this Section) from or in respect of any sum payable hereunder to the Agent, then:

                                  (i) the sum payable shall be increased as
         necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), the Agent receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                                  (ii) such Guarantor shall make such deductions
         and withholdings;

                                  (iii) such Guarantor shall pay the full amount
         deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                                  (iv) such Guarantor shall also pay to the
         Agent, at the time interest is paid, Further Taxes in the amount that the Agent specifies as necessary to preserve the after-tax yield the Agent would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.


                           (c) Each Guarantor agrees to indemnify and hold
harmless the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the

Agent specifies as necessary to preserve the after-tax yield the Agent would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Agent makes written demand therefor.

                           (d) Within 30 days after the date of any payment by a
Guarantor of Taxes, Other Taxes or Further Taxes, such Guarantor shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

                           (e) For purposes of this Section, (i) "Taxes" means
any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Agent and the Banks, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which any Bank is organized or maintains a lending office; (ii) "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Guaranty; and (iii) "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to this Section.

                  2.13 Waiver of Subrogation. Until the termination of the Commitment of the Banks under the Credit Agreement and payment and performance in full of all Obligations, each Guarantor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under the Bankruptcy Code or any successor statute, against the Company arising from the existence or performance of this Guaranty and each Guarantor waives any right to enforce any remedy which the Agent or the Banks now have or may hereafter have against the Company, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Agent or the Banks securing the Obligations.

         3. Representations and Warranties. Each Guarantor jointly and severally represents and warrants to the Agent as follows, which representations and warranties shall survive the execution and delivery of this Guaranty:

                  3.1 Corporate Existence and Power. Each Guarantor (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under, this Guaranty and any other Loan Document to which it is a party; (c) is duly qualified as a foreign corporation, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, and (d) is in compliance with all Requirements of Law; except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

                  3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each Guarantor of this Guaranty and any other Loan Document to which it is party, have been duly authorized by all necessary corporate action, and do not and will not (a) contravene the terms of any of such Guarantor's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any lien under, any document evidencing any Contractual Obligation to which such Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority to which such Guarantor or its property is subject; or (c) violate any Requirement of Law.

                  3.3 Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, each Guarantor of this Guaranty or any other Loan Document to which it is a party.

                  3.4 Binding Effect. This Guaranty and each other Loan Document to which each Guarantor is a party constitute the legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

                  3.5 Regulated Entities. No Guarantor, nor any Person controlling any Guarantor or any Subsidiary of any Guarantor, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur or guarantee Indebtedness.

         4. Miscellaneous.

                  4.1 Application of Payments on Guaranty. All payments required to be made by any of the Guarantors hereunder shall, unless otherwise expressly provided herein, be made to the Agent at the Agent's Payment Office. Payments received from the Guarantors shall, unless otherwise expressly provided herein, be applied to costs, fees, or other expenses due under the Loan Documents, any interest (including interest due under subsection 2.09(d) of the Credit Agreement) and any principal due under the Loan Documents and any other Obligations.

                  4.2 Assignments, Confidentiality. Subject to the provisions of the Credit Agreement, each of the Agent and the Banks may from time to time, without notice to the Guarantors and without affecting the Guarantors' obligations hereunder, transfer its interests in the Obligations to assignees. Each Guarantor agrees that each such transfer will give rise to a direct obligation of such Guarantor to each such assignee and each such assignee shall have the same rights and benefits under this Guaranty as it would have if it were a party to the Credit Agreement and this Guaranty.

                  4.3 Loan Document. This Guaranty is a Loan Document executed and delivered pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof. Without limiting the generality of the foregoing, the provisions of Sections 1.02 and 1.03 of the Credit Agreement shall apply to the interpretation and administration of this Guaranty as if such provisions were incorporated herein, with all references to the "Agreement" in such Sections being deemed to be references to this Guaranty.

                  4.4 Waivers; Writing Required. No delay or omission by the Agent to exercise any right under this Guaranty shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Guaranty shall be deemed a waiver of any other breach or default. Any amendment or waiver of any provision of this Guaranty must be in writing and signed by all the Guarantors and the Agent in accordance with the terms of Section 10.01 of the Credit Agreement.

                  4.5 Remedies. All rights and remedies provided in this Guaranty and any instrument or agreement referred to herein are cumulative, and are not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

                  4.6 Costs and Expenses. Each Guarantor agrees to pay or reimburse the Agent and the Banks within five Business Days after demand for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty (including in connection with any "workout" or restructuring regarding amounts due under this Guaranty, and including in any Insolvency Proceeding or appellate proceeding).

                  4.7 Severability. The illegality or unenforceability of any provision of this Guaranty or any instrument or agreement referred to herein shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Guaranty or any instrument or agreement referred to herein.

                  4.8 (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE AGENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                           (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO
THIS GUARANTY AND ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH OF THE GUARANTORS AND THE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE GUARANTORS AND THE AGENT

IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY DOCUMENT RELATED HERETO.

                  4.9 Waiver of Jury Trial. EACH OF THE GUARANTORS AND THE AGENT WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS GUARANTY, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE GUARANTORS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS GUARANTY OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS.

                  4.10 Entire Agreement. This Guaranty (a) integrates all the terms and conditions mentioned herein or incidental hereto, (b) supersedes all oral negotiations and prior writings with respect to the subject matter hereof, and (c) is intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Guaranty and any such instrument, agreement and document and as the complete and exclusive statement of the terms agreed to by the parties.

                  4.11 Amendment, Restatement and Supersession. This Guaranty amends, restates and supersedes in its entirety that certain Amended and Restated Guaranty dated as of October 10, 2000, executed by the Guarantors for the benefit of the Agent.

                         [THE REMAINDER OF THIS PAGE IS
                            INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each Guarantor has executed this Guaranty by its duly authorized officer as of the day and year first above written.

                                       NEWPORT STEEL CORPORATION


                                       By:
                                          -------------------------------------

                                       Title:
                                             ----------------------------------


                                       KOPPEL STEEL CORPORATION


                                       By:
                                          -------------------------------------

                                       Title:
                                             ----------------------------------


                                       ERLANGER TUBULAR CORPORATION


                                       By:
                                          -------------------------------------

                                       Title:
                                             ----------------------------------




Accepted and acknowledged:

BANK OF AMERICA, N.A., f/k/a Bank
of America National Trust and Savings Association


By:
   ------------------------------------

Title:
      ---------------------------------